                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C., 20549
                                -----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          IMPLANT SCIENCES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

               MASSACHUSETTS                              04-2837126
      (State or other jurisdiction of          (IRS Employer Identification No.)
       Incorporation or Organization)

            107 AUDUBON ROAD #5
               WAKEFIELD, MA                                 01880
 (Address of Principal Executive Offices)                 (Zip Code)

                          IMPLANT SCIENCES CORPORATION
                1998 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
                             1992 STOCK OPTION PLAN
                        1998 EMPLOYEE STOCK PURCHASE PLAN
                            (Full Title of the Plan)
                             ----------------------

                                ANTHONY J. ARMINI
                              107 Audubon Road, #5
                         Wakefield, Massachusetts 01880
                 (781) 246-0700 / Facsimile No.: (781) 246-1167
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                        Copies of all communications to:

                             DAVID A. BROADWIN, ESQ.
                             FOLEY, HOAG & ELIOT LLP
                             One Post Office Square
                        Boston, Massachusetts 02109-2170
                 (617) 832-1000 / Facsimile No.: (617) 832-7000

                              --------------------

                         CALCULATION OF REGISTRATION FEE
                ------------------------------------------------

Title of Securities to      Amount to be       Proposed Maximum       Proposed Maximum       Amount of
Be Registered                Registered       Offering Price per     Aggregate Offering     Registration
                                                   Share(1)               Price(1)              Fee
Common Stock
($.10 par value)           462,510 shares           $7.687              $3,555,314.37         $  939(2)

Common Stock
($.10 par value)           316,758 shares           $1.60               $  506,812.80         $  134(3)

Common Stock
($.10 par value)           123,364 shares           $6.20               $  764,856.80         $  202(4)

Common Stock
($.10 par value)           116,636 shares           $7.687              $  896,580.93         $  237(5)

Common Stock
($.10 par value)           139,336 shares           $6.533              $  910,282.09         $  240(6)

Common Stock
($.10 par value)            1,664 shares            $7.687              $   12,791.17         $    3(7)

(1)  Estimated solely for the purposes of determining the registration fee.

(2) In accordance with Rule 457(c) under the Securities Act of 1933, the calculation with respect to shares issued and outstanding at July 28, 2000 pursuant to the exercise of stock options granted under the Implant Sciences Corporation 1992 Stock Option Plan is based on the average of the high and low sale prices reported on the American Stock Exchange on July 28, 2000.

(3) In accordance with Rule 457(h) under the Securities Act of 1933, the calculation with respect to shares issuable under stock options granted under the 1992 Plan and outstanding at July 28, 2000 is based on the exercise prices of such options.

(4) In accordance with Rule 457(h) under the Securities Act of 1933, the calculation with respect to shares issuable under stock options granted under the 1998 Incentive and Nonqualified Stock Option Plan and outstanding at July 28, 2000 is based on the exercise prices of such options.

(5) In accordance with Rules 457(c) and (h) under the Securities Act of 1933, the calculation with respect to shares issuable pursuant to options that may be granted under the 1998 Plan but that have not yet been granted as of July 28, 2000 is based on the average of the high and low sale prices reported on the American Stock Exchange on July 28, 2000.

(6) In accordance with Rules 457(c) and (h) under the Securities Act of 1933, the calculation with respect to shares issuable pursuant to the 1998 Employee Stock Purchase Plan is based on 85% of the average of the high and low sale prices reported on the American Stock Exchange on July 28, 2000.

(7) In accordance with Rule 457(c) under the Securities Act of 1933, the calculation with respect to shares issued and outstanding at July 28, 2000 pursuant to the purchase of shares under the 1998 Employee Stock Purchase Plan is based on the average of the high and low sales prices reported on the American Stock Exchange on July 28, 2000

                               REOFFER PROSPECTUS

         The material which follows, up to but not including the page beginning
Part II of this registration statement, constitutes a Reoffer Prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 under General Instruction C to Form S-8. The Reoffer Prospectus is to be used in connection with resales of restricted securities issued and outstanding under the 1992 Stock Option Plan and the 1998 Employee Stock Purchase Plan.

                                 464,174 SHARES

                          IMPLANT SCIENCES CORPORATION

                                  COMMON STOCK

           THIS DOCUMENT CONSTITUTES PART OF A REGISTRATION STATEMENT
                       COVERING SECURITIES THAT HAVE BEEN
                   REGISTERED UNDER THE SECURITIES ACT OF 1933

         This Reoffer Prospectus relates to the resale, by the holders of 464,174 shares of common stock, par value $.10 per share, of Implant Sciences Corporation, issued pursuant to the exercise of options granted under the 1992 Stock Option Plan and the purchase of stock under the 1998 Employee Stock Purchase Plan. We will refer to such holders as selling stockholders.

         We will not receive any of the proceeds from the offering. We will bear the costs relating to the registration of the shares offered hereby (other than selling commissions).

         The selling stockholders named herein or any pledgees, donees, transferees or other successors in interest, may offer the shares of common stock, from time to time during the effectiveness of this registration, for sale through the American Stock Exchange, in one or more negotiated transactions, or through a combination of methods of sale, at prices and on terms then prevailing or at negotiated prices. Sales may be effected to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions in connection therewith. See "Plan of Distribution."

         Our common stock is traded on the American Stock Exchange under the symbol "IMX." On July 28, 2000, the closing price for the common stock, as reported on the American Stock Exchange, was $7.875 per share.

         Our executive offices are located at 107 Audubon Road #5, Wakefield, Massachusetts, and our telephone number at that location is (781) 246-0700.

                               ------------------

         The common stock offered hereby involves a high degree of risk.
                    SEE "RISK FACTORS" BEGINNING AT PAGE 3.

                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
      OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 2, 2000.

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we file reports and other information with the Securities and Exchange Commission. You may inspect such reports and other information and obtain copies (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Our SEC filings are also available to the public on the Security and Exchange Commission's website at http://www.sec.gov. You may also inspect reports and other information concerning Implant Sciences at the offices of the American Stock Exchange.

         This Reoffer Prospectus constitutes part of a Registration Statement on Form S-8 (the "Registration Statement") filed by us with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Reoffer Prospectus does not contain all of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to our company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in such instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents which we have previously filed with the Commission pursuant to the Securities Act and the Exchange Act are incorporated herein by reference: (1) our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, (2) certain portions of our Registration Statement on Form SB-2, File No. 333-64499; (3) our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1999; (4) our Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 1999; and (5) our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000.

         All reports and other documents subsequently filed by the company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Reoffer Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Reoffer Prospectus.

         Any person to whom a copy of this Reoffer Prospectus is delivered may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than exhibits expressly incorporated by reference into such documents). Requests for such documents should be addressed to the Chief Financial Officer of Implant Sciences Corporation, 107 Audubon Road, #5, Wakefield Massachusetts 01880 or directed to the Chief Financial Officer at telephone number (781) 246-0700.

                                  RISK FACTORS

         WE DO NOT OPERATE AT A PROFIT AND DO NOT EXPECT TO BE PROFITABLE FOR SOME TIME.

         During the nine months ended March 31, 2000, the Company had a net loss of $1,627,875. The Company plans to further increase its expenditures to complete development and commercialization of its new products, to increase its manufacturing capacity and equipment, to ensure compliance with the FDA's Quality System Regulations and broaden its sales and marketing capabilities. As a result, the Company believes that it will likely incur losses over the next several quarters. The accumulated deficit as of March 31, 2000 was $2,163,704.

         INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE COULD HARM OUR FINANCIAL PERFORMANCE.

         The medical device industry is characterized by rapidly evolving technology and intense competition. Among the most closely competing products in intracoronary radiation therapy are radioactive tipped guidewires and radioactive fluid-filled balloons. Many of our competitors have substantially greater capital resources, greater research and development, manufacturing and marketing resources and experience and greater name recognition than we do. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective than our products or that would render our products obsolete or noncompetitive. Moreover, there can be no assurance that we will be able to price our products at or below the prices of competing products and technologies in order to facilitate market acceptance. In addition, new procedures and medications could be developed that replace or reduce the importance of procedures that use our products. Accordingly, our success will depend in part on our ability to respond quickly to medical and technological changes through the development and introduction of new products and enhancements. Product development involves a high degree of risk and there can be no assurance that our new product development efforts will result in any commercially successful products. Our failure to compete or respond to technological change in an effective manner would have a material adverse effect on our business.

         OUR PRODUCTS AND TECHNOLOGIES MAY NOT BE ACCEPTED BY THE MEDICAL COMMUNITY WHICH COULD HARM OUR FINANCIAL PERFORMANCE.

         There can be no assurance that our radioactive prostate seeds and coronary stents, orthopedic ceramic coatings, or radiopaque coatings will achieve acceptance, or continue to receive acceptance, by the medical community and market acceptance generally. The degree of market acceptance for our products and services will also depend upon a number of factors including the receipt and timing of regulatory approvals and the establishment and demonstration in the medical community and among health care payers of the clinical safety, efficacy and cost effectiveness of our products. Certain of the medical indications that can be treated by our devices or devices treated using our coatings can also be treated by other medical procedures. Decisions to purchase our products will primarily be influenced by members of the medical community, who will have the choice of recommending medical treatments, such as radiotherapeutic seeds, or the more traditional alternatives, such as surgery and external beam radiation therapy. Many alternative treatments currently are widely accepted in the medical community and have a long history of use. There can be no assurance that our devices or technologies will be able to replace such established treatments or that physicians, health care payers, patients or the medical community in general will accept and utilize our devices or any other medical products that may be developed or treated by us even if regulatory and reimbursement approvals are obtained. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of the our products and technologies as compared to those of other available products and services. Failure of our products and technologies to gain market acceptance would have a material adverse effect on our business.

         WE HAVE LIMITED INTERNAL MARKETING AND SALES RESOURCES AND MAY NOT BE ABLE TO MARKET OR DISTRIBUTE OUR PRODUCTS SUCCESSFULLY.

         Because our medical products will be targeted to the medical community, we will have limited options in distributing our products and may incur additional requirements imposed on us by the FDA or our customers or distribution partners with respect to product characteristics and quality. A significant portion of our sales to date have depended on our ability to provide products that meet the requirements of other medical product companies. There can be no assurance that we will be able to market our products successfully or that we will be able to enter into contracts for distribution of our products. We have limited internal marketing and sales resources and personnel. In order to market and sell our products and services, we expect to enter into distribution agreements. There can be no assurance that we will be able to enter into such agreements.

         OUR FUTURE PROFITABILITY DEPENDS ON OUR ABILITY TO COMPLETE DEVELOPMENT OF OUR PRODUCTS.

         We currently market or plan to market products, including radioactive prostate seeds, radioactive tipped guidewires and radioactive coronary stents, orthopedic ceramic coatings, and radiopaque coatings that may require substantial further investment in research, product development, preclinical and clinical testing and governmental regulatory approvals prior to being marketed and sold. Our ability to increase revenues and achieve profitability and positive cash flow will depend, in part, on our ability to complete such product development efforts, obtain such regulatory approvals, and establish manufacturing and marketing programs and gain market acceptance for such proposed products.

         In particular, our radioactive coronary stents are in an early stage of development. There can be no assurance that the clinical trials will ever be undertaken or, if undertaken, will conclude that the radioactive coronary stents have a sufficient degree of safety and efficacy. In addition, there can be no assurance that the radioactive coronary stents will reduce the frequency of restenosis outside of test conditions.

         Our product development efforts are subject to the risks inherent in the development of such products. These risks include the possibility that our products will be found to be ineffective or unsafe, or will otherwise fail to receive necessary regulatory approvals; that the products will be difficult to manufacture on a large scale or be uneconomical to market; that the proprietary rights of third parties will interfere with our product development; or that third parties will market superior or equivalent products which achieve greater market acceptance. Furthermore, there can be no assurance that we will be able to conduct our product development efforts within the time frames currently anticipated or that such efforts will be completed successfully.

         WE OWN PATENTS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY AND KNOW-HOW THAT WE BELIEVE ALLOWS US TO COMPETE EFFECTIVELY. LIMITATIONS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY OR CONTINUE TO USE OUR INTELLECTUAL PROPERTY COULD HARM OUR FINANCIAL PERFORMANCE.

         Our ability to compete effectively will depend to a significant extent on our ability to operate without infringing the intellectual property rights of others. Many participants in the medical device area aggressively seek patent protection and have increasing numbers of patents, and have frequently demonstrated a readiness to commence litigation based on patent infringement. Third parties may assert exclusive patent rights to technologies that are important to us.

         We are aware of a U.S. patent of a third party having broad claims covering radioactive stents and methods of using radioactive stents for the treatment of restenosis. We have not sought a formal opinion of counsel regarding the validity of this patent or whether our processes may infringe this patent. We plan to implant radioactivity onto coronary stents manufactured by the patent holder, its licensees or others. If our plans to implant radioactivity onto the patent holder's stents do not succeed, and/or if we implant radioactivity onto stents that are not manufactured by the patentholder or its licensees, there can be no assurance that the holder of this patent will not seek to enforce the patent against us or the manufacturer of the stents, or that we would prevail in any such enforcement action.

         If the patent holder seeks to enforce the patent against us, we may be required to engage in costly and protracted litigation; discontinue the manufacture or activation of radioactive stents; develop non-infringing technology; or enter into a license arrangement with respect to the patent. There can be no assurance that we would be able to develop non-infringing technology, or that any necessary licenses would be available, or that, if available, such licenses could be obtained on commercially reasonable terms. There can be no assurance that any such litigation would not result in the patent holder obtaining an injunction which would prevent us from implanting radioactivity onto stents. In addition, the costs associated with defending a patent infringement claim are significant, even if we ultimately prevails, and we would be required to commit considerable financial and management resources in defending such claim which would have a material adverse effect on our business, financial condition, and results of operations.

         OUR SUCCESS WILL DEPEND ON OUR ABILITY TO OBTAIN NEW PATENTS AND OPERATE WITHOUT INFRINGING ON THE PROPRIETARY RIGHTS OF OTHERS.

         Although we have sixteen United States patents issued and eight United States and four international patent applications pending for our technology and processes, our success will depend, in part, on our ability to obtain the patents applied for and maintain trade secret protection for our technology and operate without infringing on the proprietary rights of third parties. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any pending patent applications or any future patent application will issue as patents that the scope of any patent protection obtained will be sufficient to exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held us. Furthermore, there can be no assurance that others have not or will not develop similar products, duplicate any of our products or design around any patents issued or that may be issued in the future to us. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers products or processes developed by us.

         Moreover, there can be no assurances that patents issued to us will not be challenged, invalidated or circumvented or that the rights thereunder will provide any competitive advantage. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted to third parties. Patents and patent applications in the United States may be subject to interference proceedings brought by the U.S. Patent & Trademark Office, or to opposition proceedings initiated in a foreign patent office by third parties. We may incur significant costs defending such proceedings. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed

         We also rely on unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes, that such technology or know-how will not be disclosed or that we can meaningfully protect our rights to such unpatented proprietary technology, trade secrets, or know-how. Although we have entered into non-disclosure agreements with our employees and consultants, there can be no assurance that such non-disclosure agreements will provide adequate protection for our trade secrets or other proprietary know-how.

         IF WE ARE NOT SUCCESSFUL IN MANAGING OUR FUTURE GROWTH, OUR BUSINESS WILL SUFFER.

         We have very limited experience in the commercial production of radioactive prostate seeds and radioactive tipped guidewires or the commercial implantation of therapeutic radiation onto coronary stents. Our future success will depend upon, among other factors, our ability to recruit, hire, train and retain highly educated, skilled and experienced management and technical personnel, to generate capital from operations, to scale-up its manufacturing process and expand our facilities and to manage the effects of growth on all aspects of our business, including research, development, manufacturing, distribution, sales and marketing, administration and finance. Our failure to identify and exploit new product and service opportunities, attract or retain necessary personnel, generate adequate revenues or conduct our expansion or manage growth effectively could have a material adverse effect on our business.

         WE ARE DEPENDENT ON A SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR SALES. THE LOSS OF BUSINESS FROM THESE CUSTOMERS WOULD HARM OUR FINANCIAL PERFORMANCE.

         Approximately 45.1% of our sales in the nine months ended March 31, 2000 were made to the Howmedica/Osteonics Division of Stryker Corporation and Biomet, Incorporated. All of these sales were of nitrogen ion implantation that enhance orthopedic joint implants. We have no significant purchase commitments from these or other customers extending beyond one year. There can be no assurance that these customers will continue to purchase our products and services at the same levels as in previous years or that such relationships will continue in the future. The loss of a significant amount of business from any of these customers would have a material adverse effect on the sales and operating results. We have an agreement to supply an ion implantation process to a customer through January 2001.

         OUR MEDICAL DEVICE PRODUCTS AND SERVICES ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION. IF WE FAIL TO OBTAIN OR ARE DELAYED IN OBTAINING THE APPROVAL OF THE NECESSARY FEDERAL AND STATE GOVERNMENT AGENCIES, OUR BUSINESS COULD BE MATERIALLY AFFECTED.

         The manufacture and sale of our medical device products and services are subject to extensive regulation principally by the Food and Drug Administration (the "FDA") in the United States and corresponding foreign regulatory agencies in each country in which it sells its products. These regulations affect product approvals, product standards, packaging requirements, design requirements, manufacturing and quality assurance, labeling, import restrictions, tariffs and other tax requirements. Securing FDA authorizations and approvals requires submission of extensive clinical data and supporting information. In most instances, the manufacturers or licensees of medical devices that are treated by us will be responsible for securing regulatory approval for medical devices incorporating our technology. However, we plan on preparing and maintaining Device Master Files which may be accessed by the FDA. We expect to incur substantial product development, clinical research and other expenses in connection with obtaining final regulatory clearance or approval for and commercialization of our products.

         There can be no assurance that our medical device manufacturers or licensees will be able to obtain regulatory clearance or approval for devices incorporating our technology on a timely basis, or at all. Regulatory clearance or approvals, if granted, may include significant limitations of the indicated uses for which the product may be marketed. In addition, product clearance or approval could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of products incorporating our technology or subject us to additional regulation.

         In addition to FDA regulation, certain of our activities are regulated by and require approvals from other federal and state agencies. The use, management, transportation, and disposal of certain materials and wastes are subject to regulation by several federal and state agencies depending on the nature of the materials or waste material. Certain toxic chemicals and products containing toxic chemicals may require special reporting to the United States Environmental Protection Agency and/or its state counterparts. Our future operations may require additional approvals from federal and/or state environmental agencies. There can be no assurance that we will be able to obtain necessary government approvals, or that we will be able to operate with the conditions that may be attached to future regulatory approvals. Moreover, there can be no assurance that we will be able to maintain previously-obtained approvals. While it is our policy to comply with applicable regulations, failure to comply with existing or future regulatory requirements and failure to obtain or maintain necessary approvals could have a material adverse effect on our business, financial condition, and results of operations.

         Failure or delay of our medical device manufacturers in obtaining FDA and other necessary regulatory clearance or approval, the loss of previously obtained clearance or approvals, as well as failure to comply with other existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

         Because certain of our products utilize radiation sources, their manufacture, distribution, transportation, import/export, use and disposal will also be subject to federal, state and/or local laws and regulations relating to the use, handling, procurement and storage of radioactive materials. We must also comply with U.S. Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of our products. We expect that there will be comparable regulatory requirements and/or approvals in markets outside the United States. If any of the foregoing approvals are significantly delayed or not obtained, our business could be materially adversely affected.

         OUR RESEARCH AND MANUFACTURING ACTIVITIES INVOLVE THE USE OF HAZARDOUS MATERIALS. ANY LIABILITY RESULTING FROM THE MISUSE OF SUCH HAZARDOUS MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.

         Our research and manufacturing activities sometimes involve the use of various hazardous materials. Although we believe that our safety procedures for handling, manufacturing, distributing, transporting and disposing of such materials comply with the standards for protection of human health, safety, and the environment, prescribed by local, state, federal and international regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Nor can we eliminate the risk that one or more of our hazardous material or hazardous waste handlers may cause contamination for which, under laws imposing strict liability, we could be held liable. While we currently maintain insurance in amounts which we believe are appropriate in light of the risk of accident, we could be held liable for any damages that might result from any such event. Any such liability could exceed our insurance and available resources and could have a material adverse effect on our business.

         OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT STRATEGIC PARTNERS.

         We intend to continue pursuing a strategy of researching, developing and commercializing new products using the financial and technical support of corporate partners. Our success will depend, in part, on our ability to attract additional partners. There can be no assurance that we can successfully enter into additional strategic alliances or that such alliances will result in increased commercialization of our products.

         WE DEPEND ON THIRD PARTY REIMBURSEMENT TO OUR CUSTOMERS FOR MARKET ACCEPTANCE OF OUR PRODUCTS. IF THIRD PARTY PAYORS FAIL TO PROVIDE APPROPRIATE LEVELS OF REIMBURSEMENT FOR OUR PRODUCTS, OUR PROFITABILITY WOULD BE ADVERSELY AFFECTED.

         Medicare, Medicaid and other government insurance programs, as well as private insurance reimbursement programs greatly affect suppliers of health care products. Several of the products produced or processed by us, including our orthopedic implants, prostate seeds, radioactive stents, and interventional cardiology instruments and devices, are currently being reimbursed by third party payers. Our customers rely on third-party reimbursements to cover all or part of the costs of most of the procedures in which our products are used. Third party payers (including health maintenance organizations) may affect the pricing or relative attractiveness of our products by regulating the maximum amount of reimbursement provided by such payers to the physicians, hospitals and clinics using our devices, or by taking the position that such reimbursement is not available at all. The amounts of reimbursement by third party payers in those states that do provide reimbursement varies considerably. Major third party payers reimburse inpatient medical treatment, including all or most operating costs and all or most furnished items or services, including devices such as ours, at a prospectively fixed rate based on the diagnostic-related group ("DRG") that covers such treatment as established by the federal Health Care Financing Administration. For interventional cardiology procedures, the fixed rate of reimbursement is based on the procedure or procedures performed and is unrelated to the specific devices used in such procedure. Therefore, the amount of profit realized by suppliers of health care services in connection with the procedure may be reduced by the use of our devices if they prove to be costlier than competing products. If a procedure is not covered by a DRG, certain third party payers may deny reimbursement.

         Alternatively, a DRG may be assigned that does not reflect the costs associated with the use of our devices or devices treated using our services, resulting in limited reimbursement. If, for any reason, the cost of using our products or services was not to be reimbursed by third party payers, our ability to sell our products and services would be materially adversely affected. In the international market, reimbursement by private third party medical insurance providers, and governmental insurers and providers, varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third party governmental reimbursement.

         PRODUCT LIABILITY CLAIMS COULD DAMAGE OUR REPUTATION AND HURT OUR FINANCIAL RESULTS.

         To date no product liability claims have been asserted against us; however, the testing, marketing and sale of implantable devices and materials entail an inherent risk that product liability claims will be asserted against us, if the use of our devices is alleged to have adverse effects on a patient, including exacerbation of a patient's condition, further injury, or death. A product liability claim or a product recall could have a material adverse effect on our business. Certain of our devices are designed to be used in treatments of diseases where there is a high risk of serious medical complications or death. Although we have obtained product liability insurance coverage, there can be no assurance that in the future we will be able to obtain such coverage on acceptable terms or that insurance will provide adequate coverage against any or all potential claims. Furthermore there can be no assurance that we will avoid significant product liability claims and the attendant adverse publicity. Any product liability claim or other claim with respect to underinsured liabilities could have a material adverse effect on our business.

         IF OUR SUPPLIERS CANNOT PROVIDE THE COMPONENTS OR SERVICES WE REQUIRE, OUR ABILITY TO MANUFACTURE OUR PRODUCTS COULD BE HARMED.

         We rely on a limited number of suppliers to provide materials and services used to manufacture our products. If we cannot obtain adequate quantities of necessary materials and services from our suppliers, there can be no assurance that we would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Moreover, in order to maintain our relationship with major suppliers, we may be required to enter into preferred supplier agreements that will increase the cost of materials obtained from such suppliers, thereby also increasing the prices of our products. The limited sources, the unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of raw materials or services could have a material adverse effect on our business.

         IF WE WERE TO LOSE THE SERVICES OF EITHER OUR PRESIDENT OR OUR CHIEF SCIENTIST, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

         We are substantially dependent, for the foreseeable future, upon our Chairman of the Board, President and Chief Executive Officer, Dr. Anthony J. Armini and our Vice President and Chief Scientist, Dr. Stephen N. Bunker, both of whom currently devote their full time and efforts to management. We have entered into an employment agreement with each of these officers. If we were to lose the services of Dr. Armini or Dr. Bunker for any significant period of time, our business would be materially adversely affected. We maintain key man life insurance policies of $1,000,000 and $500,000 respectively, insuring the lives of Messrs. Armini and Bunker.

         IF WE CANNOT ATTRACT AND RETAIN THE MANAGEMENT, SALES AND OTHER PERSONNEL WE NEED, WE WILL NOT BE SUCCESSFUL.

         There is intense competition for qualified personnel in the medical device field, and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. The loss of the services of existing personnel as well as the failure to recruit additional qualified scientific, technical and managerial personnel in a timely manner would be detrimental to our anticipated growth and expansion into areas and activities requiring additional expertise such as marketing. The failure to attract and retain such personnel could adversely affect our business.

         OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY WOULD COULD ADVERSELY AFFECT OUR STOCK PRICE.

         We believe that our operating results may be subject to substantial quarterly fluctuations due to several factors, some of which are outside our control, including fluctuating market demand for, and declines in the average selling price of our products, the timing of significant orders from customers, delays in the introduction of new or improved products, delays in obtaining customer acceptance of new or changed products, the cost and availability of raw materials, and general economic conditions. We plan to further increase our expenditures to complete development and commercialize our new products, to increase our manufacturing capacity, to ensure compliance with the FDA's Quality Systems Regulations and to broaden our sales and marketing capabilities. A substantial portion of our revenue in any quarter historically has been derived from orders booked in that quarter, and historically, backlog has not been a meaningful indicator of revenues for a particular period. Accordingly, our sales expectations currently are based almost entirely on its internal estimates of future demand and not from firm customer orders.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholders, nor will any such proceeds be available for use by us or otherwise for the our benefit. See "Selling Stockholders."

                                   OUR COMPANY

OUR BUSINESS

         Implant Sciences Corporation was incorporated in August 1984 and has, over the past sixteen years, developed core technologies using ion implantation and thin film coatings for medical device applications and has proprietary processes and equipment for the manufacture of medical radiation therapeutic devices. We are applying this technology to manufacture radioactive prostate seeds ("I-Plant Seeds") using a dry fabrication process which we believe is more cost-effective and less hazardous than conventional processes which use radioactive wet chemistry. The I-Plant seeds will be made radioactive in a nuclear reactor prior to shipment to customers. We believe that the opportunities for radioactive prostate seeds will continue to grow as an attractive alternative to other methods of treatment. On May 26, 1999, we received notification of pre-market clearance for our iodine-125 seed from the Food and Drug Administration ("FDA"). In the interventional cardiology field, we have a joint development agreement with a major stent manufacturer and an NIH Phase II grant to develop radioactive coronary stents. We believe these implants, radioactive seeds used for the treatment of prostate cancer and radioactive coronary stents for the prevention of restenosis (reclosure of the artery) after balloon angioplasty, will have a significant competitive advantage over currently existing devices.

         We are currently developing our proprietary thin film coating technology in order to apply it to radiopaque (visible by x-ray) coatings on stents, guidewires, catheters and other devices used in interventional cardiology procedures. In addition, we are applying our ion implantation technologies to modify surfaces to reduce polyethylene wear generation in orthopedic joint implants, manufactured by the Howmedica/Osteonics Division of Stryker Corporation and Biomet Incorporated. We also supply ion implantation services to numerous semiconductor manufacturers, research laboratories and universities. We currently have sixteen issued United States patents and eight United States patents pending covering our technologies and processes. We also have four international patent applications pending.

         Although there are a wide range of commercial applications for our proprietary technologies, we have chosen to focus on the medical device industry. Within the medical device industry, we are concentrating on the prostate cancer, interventional cardiology and orthopedic segments.

OUR TECHNOLOGY

         We use two core technologies, ion implantation and thin film coatings, to provide enhanced surfaces to various medical implants and semiconductor products. With respect to each core technology, we have developed proprietary processes and equipment for the purpose of improving or altering the surfaces of medical implants and semiconductor wafers.

         Ion implantation and thin film coatings are techniques first developed in the 1970's to improve the functional surface properties of metals, ceramics and polymers, such as friction, wear, wettability and hardness.

         Ion implantation was initially developed as a means to dope semiconductors in the fabrication of integrated circuits. The accuracy, cleanliness and controllability of this process has made it the standard for semiconductor manufacturing. Ion implantation is generally preferred over other surface modification methods because it does not delaminate, does not require high temperatures and does not deform or alter the dimensions of the treated surface.

         Thin film coatings were initially developed to interconnect transistors on semiconductor chips. Thin films modify surfaces by layering a desired metal or ceramic coating on the substrate material. Common thin film coating techniques include chemical vapor deposition and physical vapor deposition.

OUR ADDRESS

         Our executive offices are located at 107 Audubon Road #5, Wakefield, Massachusetts, and our telephone number at that location is (781) 246-0700.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of our common stock by each of the selling stockholders as of July 28, 2000 and as adjusted to reflect the sale of the shares of common stock offered hereby for all selling stockholders. Beneficial ownership of the common stock by the selling stockholders following this offering will depend on the number of shares sold by each selling stockholder. The shares of common stock offered by this Reoffer Prospectus may be offered from time to time by the selling stockholders named below. The following table assumes that all the common stock offered by this Reoffer Prospectus are sold. In addition, certain non-affiliates of Implant Sciences who each hold less than the lesser of 1,000 shares and 1% of the shares issuable under the plan pursuant to which such shares were granted and who, therefore, are not required to be named in the following table may use this Reoffer Prospectus for offers and sales of up to an aggregate of 1,664 shares of common stock.

         We determined ownership in accordance with rules of the Securities and Exchange Commission. Beneficial ownership includes voting power and/or investment power with respect to the securities held by the named individuals. Shares of common stock subject to options currently exercisable or exercisable within 60 days of July 28, 2000, are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding the options but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them.

-------------------------------------------------------------------------------------------------------
                             SHARES BENEFICIALLY OWNED                        SHARES BENEFICIALLY OWNED
         NAME AND              BEFORE OFFERING(1)         NUMBER OF SHARES         AFTER OFFERING
   RELATIONSHIP WITH THE                                  BEING REGISTERED
         COMPANY               NUMBER        PERCENT      FOR SALE HEREBY       NUMBER         PERCENT
-------------------------------------------------------------------------------------------------------
Erik Akhund                    10,200           *             10,200               0              0
-------------------------------------------------------------------------------------------------------
Charles Aviles                 41,334           *             41,334               0              0
-------------------------------------------------------------------------------------------------------
Leonard DeMild                114,000          2.0%           84,000            30,000            *
-------------------------------------------------------------------------------------------------------
Donald Dench                   60,000          1.0%           30,000            30,000            *
-------------------------------------------------------------------------------------------------------
Dennis Gadarowski              60,000          1.0%           30,000            30,000            *
-------------------------------------------------------------------------------------------------------
Kathleen Gadarowski and        54,000           *             54,000               0              0
Mark Gadarowski
-------------------------------------------------------------------------------------------------------
Keith Hensley                  22,332           *             22,332               0              0
-------------------------------------------------------------------------------------------------------
Darryl Huntington              30,000           *             30,000               0              0
-------------------------------------------------------------------------------------------------------
Gregory Huntington, Sr.        60,000          1.0%           30,000            30,000            *
-------------------------------------------------------------------------------------------------------
Michael Nelson                 63,000          1.1%           33,000            30,000            *
-------------------------------------------------------------------------------------------------------
Diane Ryan                     60,000          1.0%           30,000            30,000            *
-------------------------------------------------------------------------------------------------------
Richard Sahagian               90,000          1.6%           33,642            56,358          1.0%
-------------------------------------------------------------------------------------------------------
David Santos                   30,000           *             30,000               0              0
-------------------------------------------------------------------------------------------------------
Johann Wood                    4,002            *              4,002               0              0
-------------------------------------------------------------------------------------------------------

* Less than 1%.

(1) Includes shares of common stock not currently owned but which are subject to options currently exercisable or exercisable within 60 days of July 28, 2000.

         The Registration Statement shall also cover any additional shares of common stock that become issuable in connection with the shares of common stock registered for sale hereby by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

         The shares offered hereby may be sold from time to time by the selling stockholders, the pledgees, donees, transferees or other successors in interest of the selling stockholders and by certain unnamed non-affiliates of the company, each of whom holds less than 1,000 shares purchased under the 1998 Employee Stock Purchase Plan. Such sales may be made on the American Stock Exchange, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold by one or a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Reoffer Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions. In addition, any securities covered by this Reoffer Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Reoffer Prospectus.

         Upon the company being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, setting forth (i) the name of such selling stockholder and the name of each of the anticipating broker-dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) a statement to the effect that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Reoffer Prospectus and (vi) other facts material to the transaction.

         We have agreed to pay the expenses incurred in connection with preparing and filing the Registration Statement and this Reoffer Prospectus (other than selling commissions).

LIMITATIONS ON RESALE

         As of the date of this Reoffer Prospectus, we do not meet the registrant requirements for the use of Form S-3. Therefore, pursuant to General Instruction C of Form S-8, the selling stockholders, and any other persons with whom a selling stockholder is acting in concert for the purpose of selling securities of the company, are subject to the volume resale limitations of Rule 144(e) under the Securities Act. Rule 144(e) limits the volume of sales of shares for the account of persons subject to its provisions to the greater of
(a) 1% of the shares of the class outstanding as shown by the most recent report issued or published by the issuer or (b) the average weekly trading volume in the securities as determined pursuant to Rule 144(e).

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Foley, Hoag & Eliot LLP, Boston, Massachusetts.

                                     EXPERTS

         The financial statements of Implant Sciences Corporation appearing in Implant Sciences Corporation's Annual Report on Form 10-KSB for the year ended June 30, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         No broker, dealer or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Reoffer Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any selling stockholder. This Reoffer Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Reoffer Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that information contained herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS

                                                                             PAGE
Available Information ....................................................     2

Incorporation of Certain Documents by Reference ..........................     2

Risk Factors .............................................................     3

Use of Proceeds ..........................................................    12

Our Company ..............................................................    12

Selling Stockholders .....................................................    13

Plan of Distribution .....................................................    14

Legal Matters ............................................................    15

Experts ..................................................................    16

                          IMPLANT SCIENCES CORPORATION



                         464,174 SHARES OF COMMON STOCK





                                   PROSPECTUS





                                 AUGUST 2, 2000

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

         (a) our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, as filed with the Commission on September 28, 1999;

         (b) the description of the our common stock contained in the Registration Statement on Form SB-2 filed with the Commission on September 29, 1998 under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description;

         (c) our Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1999, as filed with the Commission on November 12, 1999;

         (d) our Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 1999, as filed with the Commission on February 14, 2000; and

         (e) our Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2000, as filed with the Commission on May 15, 2000.

         All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         No applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VI.C. of our Amended and Restated Articles of Organization provides that a director shall not have personal liability to the company or its stockholders for monetary damages arising out of the director's breach of fiduciary duty as a director of the company, to the maximum extent permitted by Massachusetts law. Section 13(b)(1 1/2) of Chapter 156B of the

Massachusetts General Laws provides that the articles of organization of a corporation may state a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of Chapter 156B of the Massachusetts General Laws, which relate to liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article VI.D. of our Amended and Restated Articles of Organization further provides that the company shall, to the fullest extent authorized by Chapter 156B of the Massachusetts General Laws, indemnify each person who is, or shall have been, a director or officer of the company or who is or was a director or employee of the company and is serving, or shall have served, at our request, as a director or officer of another organization or in any capacity with respect to any employee benefit plan of the company, against all liabilities and expenses (including judgments, fines, penalties, amounts paid or to be paid in settlement, and reasonable attorneys' fees) imposed upon or incurred by any such person in connection with, or arising out of, the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which they may be involved by reason of being or having been such a director or officer or as a result of service with respect to any such employee benefit plan. Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation or, to the extent such matter related to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

         The effect of these provisions would be to permit indemnification by us for, among other liabilities, liabilities arising out of the Securities Act of 1933, as amended (the "Securities Act").

         Section 67 of Chapter 156B of the Massachusetts General Laws also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We intend to procure a directors and officers liability and company reimbursement liability insurance policy that (i) insures our directors and officers against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (ii) insures us against losses (above a deductible amount) arising from any such claims, but only if we are required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the our Amended and Restated Articles of Organization or Amended and Restated By-Laws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The 464,174 shares of common stock covered by this registration statement are restricted securities being offered for resale by stockholders of the registrant. These share were issued to the stockholders by the registrant in reliance on the exemption provided by
Section 4(2) of the Securities Act relating to sales by an issuer not involving a public offering. In each case, the shares were issued to the stockholders upon the stockholder's exercise of a stock option granted under the 1992 Stock Option Plan or were purchased by the stockholder under the 1998 Employee Stock Purchase Plan.

ITEM 8.  EXHIBITS.

4.1 Specimen certificate for the common stock of the company (included as Exhibit 4.1 to our Registration Statement on Form SB-2, Registration
         Number 333-64499, and incorporated herein by reference)

5.1      Opinion of Counsel

10.2     1992 Stock Option Plan (included as Exhibit 10.30 to our Registration
         Statement on Form SB-2, Registration Number 333-64499, and incorporated herein by reference)

10.2     1998 Incentive and Non-Qualified Stock Option Plan (included as Exhibit
         10.32 to our Registration Statement on Form SB-2, Registration Number
         333-64499, and incorporated herein by reference)

10.3     1998 Employee Stock Purchase Plan

23.1     Consent of Independent Auditors

23.2     Consent of Counsel (included in Exhibit 5.1)

24.1     Power of Attorney (contained on the signature page)

ITEM 9.  UNDERTAKINGS.

         1.       The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
                           Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, Massachusetts, on this 2nd day of August 2000.


                                        IMPLANT SCIENCES CORPORATION


                                        By: /s/Anthony J. Armini
                                           -------------------------------------
                                            Anthony J. Armini
                                            President, Chief Executive Officer &
                                            Chairman of the Board of Directors
                                            (Principal Executive Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Anthony J. Armini and Darlene M. Deptula-Hicks, and each of them, true and lawful attorneys-in-fact and agents with full power of substitution, for and in such name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities as of August 2, 2000.

SIGNATURE                                   TITLE                                  DATE
---------                                   -----                                  ----


/s/Anthony J. Armini                President; Chief Executive Officer          August 2, 2000
----------------------------        Chairman of the Board of Directors
Anthony J. Armini                   (Principal Executive Officer)


/s/Darlene M. Deptula-Hicks         Vice President & Chief Financial Officer;   August 2, 2000
----------------------------        (Principal Financial Officer)
Darlene M. Deptula-Hicks


/s/Stephen N. Bunker                Vice President, Chief Scientist &           August 2, 2000
----------------------------        Director
Stephen N. Bunker


/s/Robert E. Hoisington             Director                                    August 2, 2000
----------------------------
Robert E. Hoisington


/s/Shunkichi Shimizu                Director                                    August 2, 2000
----------------------------
Shunkichi Shimizu


/s/Michael Szycher                  Director                                    August 2, 2000
----------------------------
Michael Szycher

                                  EXHIBIT INDEX

Exhibit
  No.         Description
-------       -----------
4.1           Specimen certificate for the common stock of the company
              (included as Exhibit 4.1 to our Registration Statement on Form
              SB-2, Registration Number 333-64499, and incorporated herein by reference)

5.1           Opinion of Counsel

10.1          1992 Stock Option Plan  (included as Exhibit 10.30 to our
              Registration Statement on Form SB-2, Registration Number
              333-64499, and incorporated herein by reference)

10.2 1998 Incentive and Non-Qualified Stock Option Plan (included as Exhibit 10.32 to our Registration Statement on Form SB-2,
              Registration Number 333-64499, and incorporated herein by reference)

10.3          1998 Employee Stock Purchase Plan

23.1          Consent of Independent Auditors

23.2          Consent of Counsel (included in Exhibit 5.1)

24.1          Power of Attorney (contained on the signature page)
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